Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

IBT Bancorp, Inc.

309 Main Street

Irwin, PA 15642

We hereby consent to the incorporation by reference in the registration statement on Form S-8 pertaining to IBT Bancorp, Inc.’s 2000 Stock Option Plan filed June 29, 2000, of our reports dated March 5, 2008, relating to the consolidated balance sheets of IBT Bancorp, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports are included in the December 31, 2007 Form 10-K of IBT Bancorp, Inc.

Beard Miller Company LLP

Pittsburgh, Pennsylvania

March 12, 2008